Exhibit 99.1

Cornell Companies, Inc. AT THE COMPANY: Charles Siegel, Vice President, Public Policy (713) 623-0790

Cornell Companies Reports Fourth-Quarter and Full Year 2008 Results

Provides Guidance for First Quarter and Full Year 2009

Houston, TX (March 5, 2009) — Cornell Companies, Inc. (NYSE: CRN) today reported results for the three and twelve months ended December 31, 2008, and provided guidance for the first quarter and the full year for 2009.

James E. Hyman, Cornell’s chairman, president and chief executive officer, said, “Cornell finished the year with another quarter of strong execution of our business plan and a resulting increase in earnings above the prior year’s quarter.  Looking to 2009, the company expects to deliver another year of solid growth while recognizing the uncertainty in the current budget environment.”

Fourth-Quarter Summary (in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
As Reported	12/31/2008	12/31/2007	12/31/2008	12/31/2007
Revenue from operations	$101,499	$92,139	$386,724	$360,604
Income from operations	18,756	14,590	62,197	45,009
Net income	7,384	5,384	22,191	11,910
EPS — diluted	$0.50	$0.37	$1.51	$0.82
Diluted shares outstanding used in per share computation	14,727	14,599	14,698	14,480

Higher Net Income on Increased Revenues for Fourth-Quarter Results

Revenues grew 10.2 percent to $101.5 million for the fourth quarter of 2008 from $92.1 million in the 2007 period.  Much of the increase came from expanding the Big Spring Correctional Center and the D. Ray James Prison, in November 2007 and February 2008, respectively.  In addition, the Great Plains Correctional Facility (Great Plains) reactivation and subsequent ramp during the fourth quarter of 2007, and its September 2008 expansion activation and subsequent ramp during the 2008 fourth quarter also added to revenue.  Average contract occupancy levels were 90.2 percent for our residential facilities compared with 93.9 percent in the fourth quarter of 2007.  The increase in capacity from expanding D. Ray James Prison in the first quarter of 2008, and Great Plains and Walnut Grove Youth Correctional Facility in the third quarter of 2008, along with spare capacity at the Cornell Abraxas I juvenile facility, primarily accounted for this decrease in overall occupancy.

Income from operations of $18.8 million for the fourth quarter of 2008 improved from $14.6 million in the fourth quarter of 2007.  The increase was related in part to the higher revenues mentioned above.  Income from operations for the 2008 fourth quarter also included the net claim settlement received of $1.5 million as well as a gain on the settlement of a life insurance policy pertaining to the Company’s founder of approximately $0.7 million.

Net income for the latest three months was $7.4 million, or $0.50 per diluted share, compared with net

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income of $5.4 million, or $0.37 per diluted share, in the fourth quarter of 2007.  The Company capitalized interest of $0.6 million (or $0.02 per diluted share, after taxes) in the fourth quarter of 2008, compared with capitalized interest of $0.5 million (or $0.02 per diluted share, after taxes) in the 2007 fourth quarter. As previously noted, the 2008 fourth quarter results included a net claim settlement received of approximately $1.5 million in pre-tax income (or $0.06 per diluted share, after taxes), as well as a gain on settlement of a life insurance policy pertaining to the Company’s founder of approximately $0.7 million (or $0.03 per diluted share, after taxes).  The fourth quarter 2008 results also benefited from a lower effective tax rate of 37.6%, compared with 39.6% in the 2007 fourth quarter, largely driven by the utilization of certain payroll tax credits.

Increased Revenues, Net Income for the Full Year 2008

For the twelve months ended December 31, 2008, revenues grew 7.2 percent to $386.7 million from $360.6 million in 2007.  The increase was principally related to the facility expansions and activations at those facilities mentioned earlier.   These increases were partially offset by lower revenues as a result of our exit from several management contracts in 2007 and 2008, including the Donald W. Wyatt Detention Center in July 2007. In addition, the 2008 period included approximately $1.5 million in revenue associated with the contract-based true-up calculation at the RCC for the contract period ended March 2008.

Higher revenues increased income from operations to $62.2 million for the 2008 twelve month period compared with $45.0 million in the prior year.  Net income was $22.2 million, or $1.51 per diluted share, compared with net income of $11.9 million, or $0.82 per diluted share, in 2007.  2008 results also reflected capitalized interest of $2.9 million (or $0.12 per diluted share, after taxes) as compared with $1.2 million (or $0.05 per diluted share, after taxes) in 2007. Included in 2008 results is a net claim settlement received of approximately $1.5 million in pre-tax income (or $0.06 per diluted share, after taxes). The 2008 results also benefited from a lower effective tax rate of 40.8%, compared with 42.6% in 2007, largely driven by the utilization of certain payroll tax credits. The 2007 year included approximately $3.7 million in pre-tax costs (or $0.15 per diluted share, after taxes) associated with a terminated merger and related shareholder litigation and the net claim settlement received of $1.5 million in pre-tax income (or $0.06 per diluted share).

Earnings Outlook for First Quarter and Full Year 2009

Management expects earnings per share for the first quarter of 2009 to range from $0.30 to $0.34 per share.  For the full year 2009, management anticipates earnings of $1.64 to $1.72 per share.

This guidance for 2009 assumes the approximate 700 bed expansion at D. Ray James Prison begins to ramp at the beginning of the third quarter of 2009.  If this expansion were to remain empty for all of 2009, earnings for the full year could be reduced by up to approximately $0.11 per share.

Also, guidance assumes the new Hudson, Colorado facility commences operations at the end of the fourth quarter, incurring approximately $0.04 to $0.06 per share of expenses related to activation and ramping of population of the facility.  If conditions warrant opening the facility sooner, pre-opening expense would increase.  Similarly, if we decide to defer opening into the first quarter of 2010, pre-opening expense in the fourth quarter would decrease.

This guidance reflects an annual effective tax rate of approximately 42.5 percent.

Comparing the Company’s first quarter of 2009 guidance to its fourth quarter of 2008 actual results requires certain adjustments.  First, the first quarter is negatively impacted by two fewer days than the fourth quarter and, for 2009, will have one fewer day than the first quarter of 2008 due to the leap year. Second, the first quarter is also negatively impacted by unemployment taxes as base wage rates reset for state unemployment tax purposes.  Lastly, as mentioned above, the fourth quarter of 2008 included net positive benefits from several non-recurring events.

Quarterly Webcast

Cornell’s management will host a conference call and simultaneous webcast at 11:00 a.m. Eastern time today.  The webcast may be accessed through Cornell’s home page, www.cornellcompanies.com.  An audio replay and podcast will be available on the above Website, or can otherwise be heard by dialing (800) 405-2236 or (303) 590-3000 and providing confirmation code 11127146.  The replay will be available through Thursday, March 12, 2009 by phone and through Thursday, April 9, 2009 on the Web site.  This earnings release can be found on Cornell’s Website under “Investor Relations — Press Releases.”

Forward-Looking Statements

Statements regarding the Company’s outlook for 2009, ability to succeed, growth for 2009, long-term demand, future earnings, facility expansions including those at D. Ray James Prison, results of operations and effective tax rate, as well as any other statements that are not historical facts, are forward-looking statements within the meaning of applicable securities laws that involve certain risks, uncertainties and assumptions.  These include but are not limited to risks and uncertainties associated with general economic and market conditions, including the impact governmental budgets can have on our per diem rates and occupancy, Cornell’s ability to perform according to its current expectations, changes in supply and demand, actions by government agencies and other third parties, access to capital and other risks and uncertainties detailed in the Company’s most recent Form 10-K and other filings made by us from time to time with the Securities and Exchange Commission, which are available free of charge on the SEC’s Web site at www.sec.gov.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from the statements made.  All information set forth in this release is current as of the date of this release. Cornell undertakes no duty to update any statement in light of new information or future events.

About Cornell Companies

Cornell Companies, Inc. (http://www.cornellcompanies.com) is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies.  Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy.  The company currently has 69 facilities in 15 states and the District of Columbia and a total service capacity of 19,945.

(Financial Tables Follow)

CORNELL COMPANIES, INC.

FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues	$101,499	$92,139	$386,724	$360,604
Operating expenses	70,906	67,652	280,630	274,110
Depreciation and amortization	5,100	4,246	17,943	15,986
General and administrative expenses	6,737	5,651	25,954	25,499
Income from operations	18,756	14,590	62,197	45,009
Interest expense, net	6,342	5,679	23,958	24,264
Income before provision for income taxes and minority interest	12,414	8,911	38,239	20,745
Provision for income taxes	4,672	3,527	15,603	8,835
Minority interest in consolidated special purpose entity	358		445
Net income	$7,384	$5,384	$22,191	$11,910

Earnings per share:
- Basic	$0.52	$0.38	$1.55	$0.84
- Diluted	$0.50	$0.37	$1.51	$0.82

Number of shares used in per share computation:
- Basic	14,329	14,247	14,298	14,149
- Diluted	14,727	14,599	14,698	14,480

Total service capacity (end of period)	19,945	18,587	19,945	18,587
Contracted beds in operation (end of period)	16,821	14,211	16,821	14,211
Average contract occupancy (A)	90.2%	93.9%	92.0%	99.6%

(A)      Average contract occupancy percentages are calculated based on actual occupancy for the period as a percentage of the contracted capacity for residential facilities in operation. These percentages do not reflect the operations of non-residential community-based programs. At certain residential facilities, our contracted capacity is lower than the facility’s service capacity. In addition, certain facilities have and are currently operating above the contracted capacity. As a result, average contract occupancy percentages can exceed 100 percent if the average actual occupancy exceeded contracted capacity.

	December 31,	December 31,
Balance Sheet Data:	2008	2007
(in thousands)
Cash and cash equivalents	$14,613	$3,028
Investment securities	—	250
Working capital	48,954	47,757
Property and equipment, net	450,354	383,952
Total assets	636,921	562,287
Long-term debt	308,070	275,298
Total debt	320,482	286,709
Stockholders’ equity	227,722	200,449

Cornell Companies, Inc.

Operating Statistics from Continuing Operations

For the Three and Twelve Months Ended December 31, 2008 and 2007

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2008		2007		2008		2007
		%		%		%		%
Contracted beds in operation (A):
Adult Secure Services	12,793	76%	9,969	70%	12,793	76%	9,969	70%
Adult Community-based Services	2,635	16%	2,805	20%	2,635	16%	2,805	20%
Abraxas Youth & Family Services	1,393	8%	1,437	10%	1,393	8%	1,437	10%
Total	16,821	100%	14,211	100%	16,821	100%	14,211	100%

Number of billed mandays:
Adult Secure Services	1,061,893	67%	836,475	58%	3,870,860	64%	3,349,971	59%
Adult Community-based Services:
Residential	229,684	14%	259,279	19%	985,384	16%	1,027,450	18%
Non-residential (B)	65,782	4%	59,955	5%	244,725	4%	253,231	5%
Abraxas Youth & Family Services:
Residential	103,930	7%	117,976	8%	429,461	7%	469,866	8%
Non-residential (B)	121,781	8%	148,484	10%	512,713	9%	611,062	10%
Total	1,583,070	100%	1,422,169	100%	6,043,143	100%	5,711,580	100%

Revenues (in 000’s):
Adult Secure Services	$57,613	57%	$45,827	50%	$209,283	54%	$183,199	51%
Adult Community-based Services:
Residential	16,930	17%	16,898	18%	67,471	18%	64,638	18%
Non-residential	645	1%	766	1%	2,692	1%	3,470	1%
Abraxas Youth & Family Services:
Residential	20,674	20%	21,735	24%	82,523	21%	82,194	22%
Non-residential	5,637	5%	6,913	7%	24,755	6%	27,103	8%
Total	$101,499	100%	$92,139	100%	$386,724	100%	$360,604	100%

Average revenue per diem:
Adult Secure Services	$54.25		$54.79		$54.07		$54.69
Adult Community-based Services:
Residential	$73.71		$65.17		$68.47		$62.91
Non-residential (B)	$9.80		$12.78		$11.00		$13.70
Abraxas Youth & Family Services:
Residential	$198.92		$184.23		$192.15		$174.93
Non-residential (B)	$46.29		$46.56		$48.28		$44.35
Total	$64.12		$64.79		$63.99		$63.14

(A) Residential contract capacity only.

(B) Non-residential “mandays” includes a mix of day units and hourly units. Mental health facilities are reported in hours.

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